Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

PLUG POWER ADVANCES PACE OF GENCORE INSTALLATIONS

DURING FIRST HALF OF 2007

Company announces second quarter financial results and provides progress update

LATHAM, N.Y. – July 25, 2007 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today announced that it has installed 104 GenCore® systems in the first half of 2007, already surpassing 2006 full-year installations. The Company also reported its financial results for the second quarter of 2007, which include the results of Cellex Power Products, Inc. and General Hydrogen Corporation, both of which the Company acquired during the second quarter of 2007.

Revenue for the second quarter of 2007 increased by 43 percent to $4.0 million compared with $2.8 million in the same period of 2006 due to higher research and development contract revenue. Deferred revenue was $3.6 million at June 30, 2007, compared with $3.9 million as of June 30, 2006.

Net loss for the second quarter of 2007 was $16.7 million compared with $13.0 million for the second quarter of 2006. The $3.7 million increase primarily reflects $2.7 million related to the operating results of the acquired companies and a $2.0 million charge related to certain expected service and warranty costs for the fuel cell units currently comprising the Company’s installed base. On a diluted per-share basis, net loss was $0.19 for the second quarter of 2007 compared with $0.15 for the comparative quarter of 2006.

“Our organization continues to meet the challenge of the increased pace of GenCore installations in the first half of the year, while capturing significant learning from a demanding field environment,” said Dr. Roger Saillant, Plug Power’s President and CEO. “We will be striving to accelerate both installations and orders in the third quarter to achieve our goals.”

Plug Power continues to aggressively pursue the five milestones established for 2007, including an adjusted cash burn milestone. The milestones are:

•	Install 400 GenCore systems

•	Achieve 50 percent reduction in Plug Power’s GenCore support costs by the end of the fourth quarter

•	Reduce GenCore manufacturing costs by 25 percent

•	Expand into new fuel cell applications through strategic partnerships or acquisitions

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Contain cash used in operations to $50 to $55 million in 2007, adjusted to include the estimated cash to be used in 2007 for the combined operations of Plug Power, Cellex Power and General Hydrogen. The milestone for cash used in operations was originally established as $45 to $50 million.

GenCore Installations, Shipments, Orders and Backlog

GenCore installations in the second quarter of 2007 were 41 compared with 17 in the second quarter of 2006. For the first half of 2007, Plug Power installed 104 GenCore systems compared with a total of 85 installations for all of 2006.

Plug Power shipped 62 GenCore systems in the second quarter of 2007 compared with 37 in the second quarter of 2006. Plug Power received orders for 18 GenCore systems during the second quarter of 2007 compared with 29 orders in the same period last year. GenCore orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside Plug Power’s control. The time periods from order receipt to shipment date vary widely and are determined by a number of factors, including the customer contract terms and deployment plan.

GenCore backlog on June 30, 2007, was 489 systems compared with 219 on June 30, 2006, and 533 at the end of first quarter 2007.

Acquisition Integration

During the second quarter, Plug Power acquired Cellex Power and General Hydrogen. Both Cellex Power and General Hydrogen develop fuel cell power units and hydrogen refueling technology for electric lift trucks. By acquiring both companies, Plug Power is expected to offer fuel cell solutions for Class 1, 2 and 3 lift trucks, under GenDrive™, the brand name for Plug Power’s material handling applications product portfolio. This portfolio approach will create maximum value for customers by allowing conversion of entire fleets to fuel cell power units, eliminating the need to maintain a lead-acid battery support infrastructure. Additionally, the acquisitions allow Plug Power to leverage the manufacturing, supply chain and technology expertise across all three organizations.

Plug Power’s integration of the two acquired companies is on schedule. The Company has formed a cross-functional and cross-entity integration task force assigned to establish one team, one facility and one operation in Richmond, British Columbia, to conduct the engineering, sales and customer operations work for GenDrive. In parallel, Plug Power is moving GenDrive manufacturing to its facility in Latham, NY.

Certain preliminary estimates have been made in the initial purchase accounting for these acquisitions. As the fair values of certain tangible and intangible assets are finalized, preliminary estimates may change.

Revenue

Product and service revenue was $0.7 million for the second quarter of 2007, consistent with product and service revenue during the same period in 2006. Deferred product and service revenue increased to $3.2 million at the end of the second quarter of 2007 compared with $2.8 million at June 30, 2006. Substantially all of the deferred product and services revenue is expected to be recognized over the next 30 months.

Research and development (R&D) contract revenue for the second quarter of 2007 increased to $3.3 million from $2.0 million for the second quarter of 2006. The increase in R&D contract revenue in the second quarter of 2007 was primarily related to contracts with Honda R&D Co., Ltd. of Japan., U.S. Department of Defense, U.S. Department of Energy, New York State Energy Research and Development Authority and NASA. Deferred R&D contract revenue at June 30, 2007, was $0.4 million compared with $1.2 million at June 30, 2006.

Operational Results

Cost of product and service revenue for the quarter ended June 30, 2007, was $4.4 million compared with $1.3 million in the second quarter of 2006. The increase in cost of product and service revenue primarily resulted from a $2.0 million charge for certain expected service and warranty costs for existing fuel cell units in the field, materials and build costs associated with a higher number of shipments and servicing costs of the larger installed base. Cost of R&D contract revenue was $4.7 million for the second quarter of 2007 compared with $2.4 million in the second quarter of 2006. The increase in the cost of R&D contract revenue reflects the increase in R&D contract work during the quarter.

R&D expenses for the second quarter of 2007 were $8.8 million, a decrease of $1.2 million compared with $10.0 million for the second quarter of 2006. The decrease primarily resulted from an increase in resources assigned to revenue-generating R&D contract programs, which more than offset the additional R&D costs incurred by the acquired companies.

General and administrative expenses were $5.4 million for the second quarter of 2007 compared with $3.0 million for the prior year’s second quarter. The increase in G&A expenses related primarily to the general and administrative costs of the acquired companies plus increased marketing and sales activities.

Interest income grew to $2.6 million in the second quarter of 2007 from $1.0 million in the second quarter of 2006 as a result of investment returns from higher cash and available-for-sale security balances due to the $217 million cash proceeds received from Smart Hydrogen in the second quarter of 2006.

Cash and Liquidity

Net cash used in operating activities for the quarter ended June 30, 2007, by the combined companies was $14.6 million, inclusive of $1.8 million to pay down liabilities of the acquired companies. On June 30, 2007, Plug Power had cash, cash equivalents and marketable securities of $190.8 million compared with $251.4 million as of March 31, 2007. During the quarter, Plug Power used $45.4 million (net) for acquisitions, $14.6 million to fund ongoing operations and $0.6 million for capital expenditures.

Conference Call

Plug Power has scheduled a conference call today at 10:00 a.m. (EDT) to review the Company’s results for the second quarter of 2007. Interested parties are invited to listen to the conference call by calling (617) 614-6207 and entering the pass code PLUG (7584), or by visiting the Plug Power Web site at www.plugpower.com. The call will be archived on the Company’s Web site for a period of time following the call.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable, on-site energy products, integrates fuel cell technology into backup and primary power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2007 milestones and statements regarding our growth plans. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the anticipated synergies of the Cellex Power and General Hydrogen acquisitions are not realized, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part. Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2007, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Media Contact: Allen Bucknam Plug Power Inc. Phone: (518) 782-7700 ext. 1973	Investor Contact: Gerry Anderson Plug Power Inc. Phone: (518) 782-7700 ext. 1449

Plug Power Inc.

Financial Highlights

Balance Sheets (Dollars in thousands):

(unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$28,207	$26,900
Available-for-sale securities	162,623	242,223
Accounts receivable	1,705	893
Inventory	6,909	5,559
Prepaid expenses and other current assets	4,158	3,706

Total current assets	203,602	279,281

Property, plant and equipment, net	21,198	18,048
Goodwill and Intangible Assets	64,531	10,389
Other assets	188	202

Total assets	$289,519	$307,920

Liabilities and Stockholders’ Equity
Current liabilities:
Due to broker for security purchase	$—	$5,000
Accounts payable	1,560	1,990
Accrued expenses	5,264	2,597
Deferred revenue	3,630	2,692
Other current liabilities	253	—

Total current liabilities	10,707	12,279

Other liabilities	5,295	1,113

Total liabilities	16,002	13,392

Stockholders’ equity	273,517	294,528

Total liabilities and stockholders’ equity	$289,519	$307,920

Statements of Operations (Dollars in thousands):
(unaudited)

	Three months ended June 30,
	2007	2006
Revenue
Product and service revenue	$676	$743
Research and development contract revenue	3,331	2,021

Total revenue	4,007	2,764
Cost of revenue and expenses
Cost of product and service revenue	4,382	1,336
Cost of research and development contract revenue	4,723	2,351
Research and development expense:
Noncash stock-based compensation	852	717
Other research and development	7,934	9,319
General and administrative expense:
Noncash stock-based compensation	432	572
Other general and administrative	5,010	2,438

Operating loss	(19,326)	(13,969)

Interest income and net realized gains/losses from the sale of available-for-sale securities	2,644	997
Interest expense	(107)	(53)
Other income	62	—

Net loss	$(16,727)	$(13,025)

Loss per share: Basic and diluted	(0.19)	(0.15)

Weighted average number of common shares outstanding	86,656,349	86,020,770